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                                                                       EXHIBIT 5


                     [LETTERHEAD OF KATTEN MUCHIN & ZAVIS]

                                 May 21, 1999



CenterPoint Advisors, Inc.
225 West Washington Street, 16/th/ Floor
Chicago, IL  60606

          Re:  Registration Statement on Form S-1
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Ladies and Gentlemen:

     We have acted as counsel for CenterPoint Advisors, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to 12,075,000 shares of the Company's
Common Stock, $.01 par value per share (the "Common Stock").

     In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants for, the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (a) the Registration Statement, (b) the proposed Underwriting Agreement by and among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc., Thomas Weisel Partners LLC and CIBC Oppenheimer Corp. as representatives of the underwriter(the "Underwriting Agreement"), (c) the Certificate of Incorporation of the Company, (d) the ByLaws of the Company, and (e) resolutions adopted by the Board of Directors of the Company.

     In connection with this opinion, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as

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CenterPoint Advisors, Inc.
May 21, 1999
Page 2


originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.

     Based upon and subject to the foregoing, it is our opinion that the 12,075,000 shares of Common Stock covered by the Registration Statement (including 1,575,000 shares subject to the over-allotment option), when issued and sold by the Company and when paid for in accordance with the provisions of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

     Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion concerning any other laws. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

     We hereby consent to the reference to our name in the Registration Statement under the caption "Certain Legal Matters" and further consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                       Very truly yours,

                                       /s/ Katten Muchin & Zavis

                                       KATTEN MUCHIN & ZAVIS